Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement of DWS Variable Series I on Form N-14 (“Registration Statement”) of our report dated February 13, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of DWS Capital Growth VIP which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm (“Auditor”)”, and in Exhibit A “Form of Agreement and Plan of Reorganization” under the heading “Representations and Warranties”, all in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 12, 2009